Exhibit 1

British American Tobacco p.l.c. (the “Company”)

Retirement of Kieran Poynter: disclosures required by section 430(2B), Companies Act 2006

Further to the announcement by the Company on 27 February 2020, Kieran Poynter stood down as a Non-Executive Director of the Company with effect from the conclusion of the Annual General Meeting on 30 April 2020.

As required by section 430(2B) of the Companies Act 2006, we can confirm that no remuneration is payable consequent upon or in respect of his retirement.

Kieran Poynter received pro-rated Board, Senior Independent Director, Audit Committee and Nominations Committee fees to the date of his retirement. He will not receive any payment for loss of office or any other payment in relation to the cessation of his appointment with the Company.

S Kerr
Assistant Secretary
British American Tobacco p.l.c.

1 May 2020

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